Rule 424(b)(2)

Registration No. 333-217413

CALCULATION OF REGISTRATION FEE

Title of Each Class of	Maximum Aggregate	Amount of Registration
Securities Offered	Offering Price	Fee(1)
Subordinated Notes	$1,000,000,000	$121,200

(1) Calculated in accordance with Rule 457(r) of the Securities Act of 1933.

Rule 424(b)(2)

Registration No. 333-217413

PRICING SUPPLEMENT NO. 7 DATED JULY 24, 2019

TO PROSPECTUS DATED APRIL 21, 2017, AS SUPPLEMENTED BY
PROSPECTUS SUPPLEMENT DATED APRIL 21, 2017, AND
SUPPLEMENTAL TO THE OFFICERS’ CERTIFICATE AND COMPANY ORDER DATED APRIL 21, 2017

U.S. BANCORP
Medium-Term Notes, Series X (Senior)
Medium-Term Notes, Series Y (Subordinated)

CUSIP No.:	91159HHW3
Series:
☐ Series X (Senior)
☒ Series Y (Subordinated)
Form of Note:
☒ Book-Entry
☐ Certificated
Principal Amount:	$1,000,000,000
Trade Date:	July 24, 2019
Original Issue Date:	July 29, 2019
Redemption Date Maturity Date:	April 30, 2029 July 30, 2029
Base Rate (and, if applicable, related Interest Periods):
☒ Fixed Rate Note
☐ Commercial Paper Note
☐ Federal Funds Note
☐ Federal Funds (Effective) Rate
☐ Federal Funds Open Rate
☐ Federal Funds Target Rate
☐ LIBOR Note
☐ EURIBOR Note ☐ CDOR Note
☐ Prime Rate Note
☐ CD Rate Note
☐ Treasury Rate Note
☐ CMT Rate Note
☐ Reuters Page FRBCMT
☐ Reuters Page FEDCMT
☐ One-Week ☐ One-Month
☐ Other Base Rate (as described below)
☐ Zero Coupon Note
Agent’s Commission:	$2,570,000

Redemption Terms:  Redeemable in whole or in part on or after the Redemption Date at 100% of the principal amount of the notes (par), plus accrued and unpaid interest thereon to the date of redemption. U.S. Bancorp shall provide 10 to 60 calendar days notice of redemption to the registered holder of the note.

Issue Price (Dollar Amount and Percentage of Principal Amount):
Amount:	$999,910,000 / 99.991%
Proceeds to the Company:	$997,340,000
Interest Rate/Initial Interest Rate:	3.000%
Interest Payment Dates:	Semiannually, on the 30th of January and July beginning on January 30, 2020
Regular Record Dates:	15 Calendar Days prior to each Interest Payment Date
Interest Determination Dates:
Interest Reset Dates:
Index Source:
Index Maturity:
Spread:
Spread Multiplier:
Maximum Interest Rate:
Day Count:	30/360
Minimum Interest Rate:
For Original Issue Discount Notes:
Original Issue Discount %:
Yield to Maturity:
Original Issue Discount Notes:
☐ Subject to special provisions set forth therein with respect to the principal amount thereof payable upon any redemption or acceleration of the maturity thereof.
☐ For Federal income tax purposes only.

Subordination:  In addition to the subordination provisions described in the prospectus supplement under the heading “Subordination of Series Y Notes,” the notes may be fully subordinated to interests held by the U.S. government in the event of receivership, insolvency, liquidation or similar proceedings, including a proceeding under the “orderly liquidation authority” provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act.

	Price to Public	Agents’ Commissions or Discount	Proceeds to U.S. Bancorp
Per Note	99.991%	0.257%	99.734%
Total	$999,910,000	$2,570,000	$997,340,000

Agent	Principal Amount
U.S. Bancorp Investments, Inc.	$495,000,000
Goldman Sachs & Co. LLC	$247,500,000
Morgan Stanley & Co. LLC	$247,500,000	/s/ Joseph M. Tessmer	(authorized officer)
Cabrera Capital Markets, LLC	$5,000,000
The Williams Capital Group, L.P.	$5,000,000	/s/ Lynn D. Flagstad	(authorized officer)
Total	$1,000,000,000

Delivery Instructions: DTC # 0280

Rule 424(b)(2)

Registration No. 333-217413

Conflicts of Interest.  The issuer’s affiliate, U.S. Bancorp Investments, Inc., will be participating in sales of the notes.  As such, the offering is being conducted in compliance with the applicable requirements of FINRA Rule 5121.

Legal Matters. The validity of the notes will be passed upon for us by Mayer Brown LLP, Chicago, Illinois.

Notice to Canadian Investors.  The notes are unsecured and are not and will not be savings accounts, deposits, obligations of, or otherwise guaranteed by, U.S. Bank National Association or any other bank.  The notes do not evidence deposits of U.S. Bank National Association or any other banking affiliate of the Issuer.  The notes are not insured by the Federal Deposit Insurance Corporation, the Canada Deposit Insurance Corporation or any other insurer or governmental agency or instrumentality.   U.S. Bancorp is not regulated as a financial institution in Canada.  However, U.S. Bank National Association’s Canada branch is listed on Schedule III to the Bank Act (Canada) and is subject to regulation by the Office of the Superintendent of Financial Institutions (Canada).  The notes may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations.  Any resale of the notes must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if the prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory.  The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 of National Instrument 33-105 Underwriting Conflicts (NI 33-105), the dealers are not required to comply with the disclosure requirements of NI 33-105 regarding conflicts of interest in connection with this offering.

Notice to Singapore Investors. The prospectus supplement has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, the prospectus supplement and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person (as defined in Section 275(2) of the SFA) pursuant to Section 275(1) of the SFA, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, securities (as defined in Section 2(1) of the SFA) or securities-based derivative contracts (as defined in Section 2(1) of the SFA) of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust (howsoever described) has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in

Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

Singapore Securities and Futures Act Product Classification—Solely for the purposes of its obligations pursuant to sections 309B(1)(a) and 309B(1)(c) of the SFA, the Issuer has determined, and hereby notifies all persons that the notes are “prescribed capital markets products” (as defined in the Securities and Futures (Capital Markets Products) Regulations 2018 of Singapore) and Excluded Investment Products (as defined in MAS Notice SFA 04-N12: Notice on the Sale of Investment Products and MAS Notice FAA-N16: Notice on Recommendations on Investment Products).

Settlement.  Pursuant to Rule 15c6-1 under the U.S. Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers of the notes who wish to trade the notes on the date hereof will be required, by virtue of the fact that the notes initially will settle in T+3, to specify an alternative settlement cycle to prevent a failed settlement.